Exhibit 99.3

PART II

Item 8. Financial Statements and Supplementary Data

Note: The information contained in this item has been updated to reflect FIS’ change in organizational structure as part of its reorganization and streamlining of global operations in response to market conditions and to meet the demand of specific client needs more efficiently. The resulting changes are as follows:

•	Note 1 - Basis of Presentation: The description of reportable segments has been updated to disclose the new reporting structure.

•
Note 2 - Summary of Significant Accounting Policies, item (g) Goodwill: This disclosure was updated to note that in conjunction with the organizational changes, we reallocated goodwill to the new reportable segments based on relative fair values as of January 1, 2015 and performed a step one quantitative analysis for impairment. We concluded that there were no indications of impairment for any of our reporting units based on this analysis.

•
Note 8 - Goodwill: The goodwill balances have been reallocated to reflect the change in organizational structure for all periods presented. We also updated the disclosure to note that we performed a step one quantitative analysis of goodwill in conjunction with the organizational changes. No goodwill impairments resulted from this new business segment structure.

•	Note 18 - Segment Information: Data by segment has been recast to reflect the change in organizational structure for all periods presented.

The information included herein does not amend or restate revenues, operating income or net earnings or otherwise modify or update the disclosures included in our 2014 Annual Report on Form 10-K (“2014 Annual Report”). For developments that have occurred subsequent to the filing of the 2014 Annual Report, refer to FIS’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, and other filings by the Company with the Securities and Exchange Commission.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Fidelity National Information Services, Inc.:

We have audited the accompanying consolidated balance sheets of Fidelity National Information Services, Inc. and subsidiaries (the Company) as of December 31, 2014 and 2013, and the related consolidated statements of earnings, comprehensive earnings, equity, and cash flows for each of the years in the three‑year period ended December 31, 2014. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fidelity National Information Services, Inc. and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the years in the three‑year period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Fidelity National Information Services, Inc.’s and subsidiaries’ internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report (not presented herein) dated February 27, 2015, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/  KPMG LLP

February 27, 2015, except as it relates to the recasting of segment data and related information in Notes 1, 2, 8, and 18, as to which the date is May 8, 2015
Jacksonville, Florida
Certified Public Accountants

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES

Consolidated Balance Sheets
December 31, 2014 and 2013
(In millions, except per share amounts)

	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$492.8	$547.5
Settlement deposits	393.9	327.4
Trade receivables, net	1,126.4	987.9
Settlement receivables	153.7	178.2
Other receivables	31.5	62.1
Due from Brazilian venture partner	33.6	35.8
Prepaid expenses and other current assets	167.0	154.1
Deferred income taxes	67.4	58.9
Assets held for sale	6.8	—
Total current assets	2,473.1	2,351.9
Property and equipment, net	483.3	439.0
Goodwill	8,877.6	8,500.0
Intangible assets, net	1,268.0	1,339.3
Computer software, net	893.4	856.5
Deferred contract costs	213.2	206.8
Other noncurrent assets	311.9	266.6
Total assets	$14,520.5	$13,960.1
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$730.3	$768.0
Settlement payables	558.4	518.6
Deferred revenues	279.4	243.6
Current portion of long-term debt	13.1	128.8
Due to Brazilian venture partner	13.3	13.7
Liabilities held for sale	4.4	—
Total current liabilities	1,598.9	1,672.7
Long-term debt, excluding current portion	5,054.6	4,339.8
Deferred income taxes	874.4	823.6
Due to Brazilian venture partner	29.6	34.5
Deferred revenues	26.1	27.2
Other long-term liabilities	245.4	325.0
Total liabilities	7,829.0	7,222.8
Equity:
FIS stockholders’ equity:
Preferred stock, $0.01 par value, 200 shares authorized, none issued and outstanding as of December 31, 2014 and 2013	—	—
Common stock, $0.01 par value, 600 shares authorized, 387.6 and 387.0 shares issued as of December 31, 2014 and 2013, respectively	3.9	3.9
Additional paid in capital	7,336.8	7,247.6
Retained earnings	2,746.8	2,341.9
Accumulated other comprehensive earnings	(107.2)	(9.9)
Treasury stock, $0.01 par value, 102.7 and 96.4 shares as of December 31, 2014 and 2013, respectively, at cost	(3,423.6)	(3,003.0)
Total FIS stockholders’ equity	6,556.7	6,580.5
Noncontrolling interest	134.8	156.8
Total equity	6,691.5	6,737.3
Total liabilities and equity	$14,520.5	$13,960.1
The accompanying notes are an integral part of these consolidated financial statements.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
Consolidated Statements of Earnings
Years Ended December 31, 2014, 2013 and 2012
(In millions, except per share amounts)

	2014	2013	2012

Processing and services revenues (for related party activity, see note 5)	$6,413.8	$6,063.4	$5,795.8
Cost of revenues (for related party activity, see note 5)	4,332.7	4,092.7	3,956.2
Gross profit	2,081.1	1,970.7	1,839.6
Selling, general, and administrative expenses (for related party activity, see note 5)	810.5	907.8	763.3
Operating income	1,270.6	1,062.9	1,076.3
Other income (expense):
Interest income	15.3	10.4	8.6
Interest expense	(172.8)	(198.6)	(231.3)
Other income (expense), net	(59.7)	(51.2)	(25.3)
Total other income (expense)	(217.2)	(239.4)	(248.0)
Earnings from continuing operations before income taxes	1,053.4	823.5	828.3
Provision for income taxes	335.1	308.9	270.1
Earnings from continuing operations, net of tax	718.3	514.6	558.2
Earnings (loss) from discontinued operations, net of tax	(11.4)	3.1	(77.1)
Net earnings	706.9	517.7	481.1
Net earnings attributable to noncontrolling interest	(27.8)	(24.6)	(19.9)
Net earnings attributable to FIS common stockholders	$679.1	$493.1	$461.2
Net earnings per share — basic from continuing operations attributable to FIS common stockholders	$2.42	$1.69	$1.84
Net earnings (loss) per share — basic from discontinued operations attributable to FIS common stockholders	(0.04)	0.01	(0.26)
Net earnings per share — basic attributable to FIS common stockholders *	$2.38	$1.70	$1.58
Weighted average shares outstanding — basic	284.8	289.7	291.8
Net earnings per share — diluted from continuing operations attributable to FIS common stockholders	$2.39	$1.67	$1.81
Net earnings (loss) per share — diluted from discontinued operations attributable to FIS common stockholders	(0.04)	0.01	(0.26)
Net earnings per share — diluted attributable to FIS common stockholders *	$2.35	$1.68	$1.55
Weighted average shares outstanding — diluted	288.7	294.2	297.5
Amounts attributable to FIS common stockholders:
Earnings from continuing operations, net of tax	$690.5	$490.0	$538.3
Earnings (loss) from discontinued operations, net of tax	(11.4)	3.1	(77.1)
Net earnings attributable to FIS common stockholders	$679.1	$493.1	$461.2
* Amounts may not sum due to rounding.
The accompanying notes are an integral part of these consolidated financial statements.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
Consolidated Statements of Comprehensive Earnings
Years Ended December 31, 2014, 2013 and 2012
(In millions)

	Years ended December 31,
	2014		2013		2012
Net earnings		$706.9		$517.7		$481.1
Other comprehensive earnings, before tax:
Unrealized gain (loss) on investments and derivatives	$(3.6)		$2.8		$(2.6)
Reclassification adjustment for gains (losses) included in net earnings	6.3		(1.5)		4.2
Unrealized gain (loss) on investments and derivatives, net	2.7		1.3		1.6
Foreign currency translation adjustments	(107.8)		(62.2)		(15.2)
Minimum pension liability adjustments	(9.9)		(1.6)		(5.1)
Other comprehensive earnings (loss), before tax	(115.0)		(62.5)		(18.7)
Provision for income tax expense (benefit) related to items of other comprehensive earnings	(6.7)		(5.5)		(1.7)
Other comprehensive earnings (loss), net of tax	$(108.3)	(108.3)	$(57.0)	(57.0)	$(17.0)	(17.0)
Comprehensive earnings		598.6		460.7		464.1
Net (earnings) loss attributable to noncontrolling interest		(27.8)		(24.6)		(19.9)
Other comprehensive (earnings) losses attributable to noncontrolling interest		11.0		17.1		10.7
Comprehensive earnings attributable to FIS common stockholders		$581.8		$453.2		$454.9

The accompanying notes are an integral part of these consolidated financial statements.

FIDELITY NATIONAL INFORMATION SERVICES, INC. AND SUBSIDIARIES Consolidated Statements of Equity Years ended December 31, 2014, 2013 and 2012 (In millions, except per share amounts)

			Amount
			FIS Stockholders
						Accumulated
	Number of shares			Additional		other
	Common	Treasury	Common	paid in	Retained	comprehensive	Treasury	Noncontrolling	Total
	shares	shares	stock	capital	earnings	earnings	stock	interest	equity
Balances, December 31, 2011	384.6	(91.7)	$3.8	$7,224.7	$1,880.4	$36.3	$(2,642.2)	$148.2	$6,651.2
Issuance of restricted stock	1.3	—	—	—	—	—	—	—	—
Exercise of stock options and stock purchase rights	—	16.2	—	(142.1)	—	—	475.7	—	333.6
Treasury shares held for taxes due upon exercise of stock options	—	(2.3)	—	—	—	—	(77.8)	—	(77.8)
Excess income tax benefit from exercise of stock options	—	—	—	30.6	—	—	—	—	30.6
Stock-based compensation	—	—	—	83.8	—	—	—	—	83.8
Cash dividends declared ($0.80 per share) and other distributions	—	—	—	—	(235.8)	—	—	(4.7)	(240.5)
Purchases of treasury stock	—	(14.0)	—	—	—	—	(451.4)	—	(451.4)
Net earnings	—	—	—	—	461.2	—	—	19.9	481.1
Other comprehensive earnings, net of tax	—	—	—	—	—	(6.3)	—	(10.7)	(17.0)
Balances, December 31, 2012	385.9	(91.8)	$3.8	$7,197.0	$2,105.8	$30.0	$(2,695.7)	$152.7	$6,793.6
Issuance of restricted stock	1.0	—	—	—	—	—	—	—	—
Exercise of stock options and stock purchase rights	—	6.4	—	(52.7)	—	—	187.2	—	134.5
Treasury shares held for taxes due upon exercise of stock options	—	(0.3)	—	—	—	—	(18.6)	—	(18.6)
Excess income tax benefit from exercise of stock options	—	—	—	40.4	—	—	—	—	40.4
Stock-based compensation	—	—	—	53.4	—	—	—	—	53.4
Cash dividends declared ($0.88 per share) and other distributions	—	—	—	—	(257.0)	—	—	(3.4)	(260.4)
Other	0.1	—	0.1	9.5	—	—	—	—	9.6
Purchases of treasury stock	—	(10.7)	—	—	—	—	(475.9)	—	(475.9)
Net earnings	—	—	—	—	493.1	—	—	24.6	517.7
Other comprehensive earnings, net of tax	—	—	—	—	—	(39.9)	—	(17.1)	(57.0)
Balances, December 31, 2013	387.0	(96.4)	$3.9	$7,247.6	$2,341.9	$(9.9)	$(3,003.0)	$156.8	$6,737.3
Issuance of restricted stock	0.6	—	—	—	—	—	—	—	—
Exercise of stock options and stock purchase right	—	2.8	—	(17.0)	—	—	77.7	—	60.7
Treasury shares held for taxes due upon exercise of stock options	—	(0.4)	—	—	—	—	(27.7)	—	(27.7)
Excess income tax benefit from exercise of stock options	—	—	—	39.5	—	—	—	—	39.5
Stock-based compensation	—	—	—	55.7	—	—	—	—	55.7
Cash dividends paid ($0.96 per share) and other distributions	—	—	—	—	(274.2)	—	—	(38.8)	(313.0)
Other	—	—	—	11.0	—	—	4.9	—	15.9
Purchases of treasury stock	—	(8.7)	—	—	—	—	(475.5)	—	(475.5)
Net earnings	—	—	—	—	679.1	—	—	27.8	706.9
Other comprehensive earnings, net of tax	—	—	—	—	—	(97.3)	—	(11.0)	(108.3)
Balances, December 31, 2014	387.6	(102.7)	$3.9	$7,336.8	$2,746.8	$(107.2)	$(3,423.6)	$134.8	$6,691.5
The accompanying notes are an integral part of these consolidated financial statements.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended December 31, 2014, 2013 and 2012

(In millions)

	2014	2013	2012
Cash flows from operating activities:
Net earnings	$706.9	$517.7	$481.1
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	626.3	614.6	632.8
Amortization of debt issue costs	19.7	19.9	29.4
Gain on sale of assets	—	(31.6)	(23.5)
Gain on mFoundry acquisition	—	(9.2)	—
Stock-based compensation	55.7	53.4	83.8
Deferred income taxes	(5.5)	1.5	(40.9)
Excess income tax benefit from exercise of stock options	(39.5)	(40.4)	(30.6)
Other operating activities, net	20.9	—	—
Net changes in assets and liabilities, net of effects from acquisitions and foreign currency:
Trade receivables	(115.2)	(56.1)	(68.0)
Settlement activity	(6.3)	(1.7)	(16.8)
Prepaid expenses and other assets	(34.2)	(41.5)	(9.0)
Deferred contract costs	(86.6)	(67.1)	(60.0)
Deferred revenue	32.5	(60.7)	(11.1)
Accounts payable, accrued liabilities, and other liabilities	(9.8)	161.5	79.5
Net cash provided by operating activities	1,164.9	1,060.3	1,046.7

Cash flows from investing activities:
Additions to property and equipment	(148.5)	(131.7)	(123.7)
Additions to computer software	(222.7)	(204.5)	(172.4)
Acquisitions, net of cash acquired	(595.2)	(150.5)	(63.6)
Net proceeds from sale of assets	—	26.8	339.5
Other investing activities, net	(18.2)	(4.8)	(3.0)
Net cash used in investing activities	(984.6)	(464.7)	(23.2)

Cash flows from financing activities:
Borrowings	7,936.1	10,494.4	11,160.3
Repayment of borrowings and capital lease obligations	(7,364.2)	(10,421.8)	(11,587.4)
Debt issuance costs	(13.8)	(18.7)	(48.3)
Excess income tax benefit from exercise of stock options	39.5	40.4	30.6
Proceeds from exercise of stock options	61.1	143.0	276.6
Treasury stock activity	(521.9)	(475.9)	(511.3)
Dividends paid	(275.1)	(256.3)	(234.8)
Distributions to Brazilian Venture partner	(34.8)	—	—
Other financing activities, net	(25.0)	(51.1)	(6.5)
Net cash used in financing activities	(198.1)	(546.0)	(920.8)
Effect of foreign currency exchange rate changes on cash	(36.9)	(19.7)	(0.6)
Net increase (decrease) in cash and cash equivalents	(54.7)	29.9	102.1
Cash and cash equivalents, beginning of year	547.5	517.6	415.5
Cash and cash equivalents, end of year	$492.8	$547.5	$517.6

Supplemental cash flow information:
Cash paid for interest	$168.7	$193.5	$200.1
Cash paid for income taxes	$291.8	$320.3	$316.3
The accompanying notes are an integral part of these consolidated financial statements.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Unless stated otherwise or the context otherwise requires, all references to “FIS,” “we,” the “Company” or the “registrant” are to Fidelity National Information Services, Inc., a Georgia corporation, and its subsidiaries.

(1)    Basis of Presentation

FIS is a leading global service provider dedicated to banking and payments technologies, outsourcing and related services. We offer financial institution core processing and ancillary services, card issuer and transaction processing services and strategic consulting services globally.

In March 2015, FIS finalized a reorganization and is streamlining its global operations in response to market conditions and to meet the demand of specific client needs more efficiently. As a result of these changes, information that the Company’s chief operating decision maker regularly reviews for purposes of allocating resources and assessing performance has changed. Therefore, beginning in the first quarter of 2015, the Company will report its financial performance based on our new segments: Integrated Financial Solutions (“IFS”), Global Financial Solutions (“GFS”) and Corporate and Other (Note 18). The segment disclosure contained in these financial statements has been recast for all periods presented according to this new reporting structure.

(2)Summary of Significant Accounting Policies

The following describes the significant accounting policies of the Company used in preparing the accompanying Consolidated Financial Statements.

(a)Principles of Consolidation

The Consolidated Financial Statements include the accounts of FIS, its wholly-owned subsidiaries and subsidiaries that are majority-owned. All significant intercompany profits, transactions and balances have been eliminated in consolidation.

(b)Cash and Cash Equivalents

The Company considers all cash on hand, money market funds and other highly liquid investments with original maturities of three months or less to be cash and cash equivalents. As part of the Company’s payment processing business, the Company provides cash settlement services to financial institutions and state and local governments. These services involve the movement of funds between the various parties associated with automated teller machines ("ATM"), point-of-sale or electronic benefit transactions ("EBT") and this activity results in a balance due to the Company at the end of each business day that it recoups over the next few business days. The in-transit balances due to the Company are included in cash and cash equivalents. The carrying amounts reported in the Consolidated Balance Sheets for these instruments approximate their fair value. As of December 31, 2014, we had cash and cash equivalents of $492.8 million of which approximately $310.5 million is held by our foreign entities.

(c)Fair Value Measurements

Fair Value of Financial Instruments

The carrying amounts reported in the Consolidated Balance Sheets for receivables and accounts payable approximate their fair values because of their immediate or short-term maturities. The fair value of the Company’s long-term debt is estimated to be approximately $63.8 million and $1.5 million higher than the carrying value as of December 31, 2014 and 2013, respectively. These estimates are based on values of trades of our debt in close proximity to year end, which are considered Level 2-type measurements, as discussed below. These estimates are subjective in nature and involve uncertainties and significant judgment in the interpretation of current market data. Therefore, the values presented are not necessarily indicative of amounts the Company could realize or settle currently. The Company holds, or has held, certain derivative instruments, specifically interest rate swaps and foreign exchange forward contracts. Derivative instruments are valued using Level 2-type measurements.

Fair Value Hierarchy

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The authoritative accounting literature defines fair value, establishes a framework for measuring fair value, and establishes a fair value hierarchy based on the quality of inputs used to measure fair value.

The fair value hierarchy includes three levels that are based on the priority of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). If the inputs used to measure the fair value fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the asset or liability. The three levels of the fair value hierarchy are described below:

Level 1.  Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets.

Level 2.  Inputs to the valuation methodology include:

•Quoted prices for similar assets or liabilities in active markets;
•Quoted prices for identical or similar assets or liabilities in inactive markets;
•Inputs other than quoted prices that are observable for the asset or liability;

•	Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3.  Inputs to the valuation methodology are unobservable and significant to the fair value measurement. Unobservable inputs are inputs that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

Fair Value Measurements

Generally accepted accounting principles require that, subsequent to their initial recognition, certain assets be reviewed for impairment on a nonrecurring basis by comparison to their fair value. As more fully discussed in their respective subheadings below, this includes goodwill, long-lived assets, intangible assets, computer software and investments. There were no significant fair value measurement impairments for 2014, 2013 or 2012.

Contingent consideration liabilities recorded in connection with business acquisitions must also be adjusted for changes in fair value until settled. See Note 6 for discussion of The Capital Markets Company BVBA ("Capco") contingent consideration liability.

(d)Derivative Financial Instruments

The Company accounts for derivative financial instruments in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 815, Derivatives and Hedging. During 2014, 2013 and 2012, the Company engaged in hedging activities relating to its variable rate debt through the use of interest rate swaps. The Company designates these interest rate swaps as cash flow hedges. The estimated fair values of the cash flow hedges are recorded as an asset or liability of the Company and are included in the accompanying Consolidated Balance Sheets in prepaid expenses and other current assets, other non-current assets, accounts payable and accrued liabilities or other long-term liabilities, as appropriate, and as a component of accumulated other comprehensive earnings, net of deferred taxes. A portion of the amount included in accumulated other comprehensive earnings is recorded in interest expense as a yield adjustment as interest payments are made on the Company’s term and revolving loans (Note 13). The Company’s existing cash flow hedges are highly effective and there was no impact on 2014 earnings due to hedge ineffectiveness. It is our policy to execute such instruments with credit-worthy banks and not to enter into derivative financial instruments for speculative purposes. As of December 31, 2014, we believe that our interest rate swap counterparties will be able to fulfill their obligations under our agreements.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The Company's foreign exchange risk management policy permits the use of derivative instruments, such as forward contracts and options, to reduce volatility in the Company's results of operations and/or cash flows resulting from foreign exchange rate fluctuations. During 2014 and 2013, the Company entered into foreign currency forward exchange contracts to hedge foreign currency exposure to intercompany loans. As of December 31, 2014 and 2013, the notional amount of these derivatives was approximately $85.4 million and $57.3 million, respectively, and the fair value was nominal. These derivatives have not been designated as hedges for accounting purposes.

(e)Trade Receivables

A summary of trade receivables, net, as of December 31, 2014 and 2013 is as follows (in millions):

	2014	2013
Trade receivables — billed	$983.7	$885.7
Trade receivables — unbilled	158.3	118.4
Total trade receivables	1,142.0	1,004.1
Allowance for doubtful accounts	(15.6)	(16.2)
Total trade receivables, net	$1,126.4	$987.9

Approximately $37.2 million of unbilled receivables as of December 31, 2014 relates to services provided under ongoing long-term contracts that was not yet billable pursuant to the terms of those agreements but will be invoiced in 2015. We expect to generate additional unbilled receivables of $41.6 million for these contracts for services performed in 2015.

When evaluating the adequacy of the allowance for doubtful accounts, the Company considers historical bad debts, customer creditworthiness, current economic trends, changes in customer payment terms and collection trends. Any change in the assumptions used may result in an additional allowance for doubtful accounts being recognized in the period in which the change occurs.

A summary roll forward of the allowance for doubtful accounts, for 2014, 2013 and 2012 is as follows (in millions):

Allowance for doubtful accounts as of December 31, 2011	$(33.1)
Bad debt expense	(5.4)
Write-offs, net of recoveries	18.6
Allowance for doubtful accounts as of December 31, 2012	(19.9)
Bad debt expense	(3.2)
Write-offs, net of recoveries	6.9
Allowance for doubtful accounts as of December 31, 2013	(16.2)
Bad debt expense	(8.5)
Write-offs, net of recoveries	9.1
Allowance for doubtful accounts as of December 31, 2014	$(15.6)

Enhanced collection management has resulted in decreases in the allowance in both 2014 and 2013. The decrease in 2012 was also attributable to resolution of a number of specific accounts.

(f)Settlement Deposits, Receivables and Payables

We manage certain integrated electronic payment services and programs and wealth management processes for our clients that require us to hold and manage client cash balances used to fund their daily settlement activity. Settlement deposits represent funds we hold that were drawn from our clients to facilitate settlement activities and, as of December 31, 2014, included $139.3 million of investments with original maturities of greater than 90 days. These investments are Level 1 and Level 2 type securities in the fair-value hierarchy. Settlement receivables represents amounts funded by us. Settlement payables consist of settlement deposits from clients, settlement payables to third parties and outstanding checks related to our settlement activities for which the right of offset does not exist or we do not intend to exercise our right of offset. Our

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

accounting policy for such outstanding checks is to include them in settlement payables on the balance sheet and operating cash flows on the statement of cash flows. The payment solution services that give rise to these settlement balances are separate and distinct from those settlement activities referred to under (b) Cash and Cash Equivalents, where the services we provide primarily facilitate the movement of funds.

(g)Goodwill

Goodwill represents the excess of cost over the fair value of identifiable assets acquired and liabilities assumed in business combinations. FASB ASC Topic 350, Intangibles — Goodwill and Other, requires that goodwill and other intangible assets with indefinite useful lives not be amortized, but rather be tested for impairment annually, or more frequently if circumstances indicate potential impairment. In 2011, the FASB issued Accounting Standards Update No. 2011-08 ("ASU 2011-08"), Testing Goodwill for Impairment. The revised standard allows an entity first to assess qualitatively whether it is more likely than not that a reporting unit's carrying amount exceeds its fair value, referred to in the guidance as "step zero." If an entity concludes that it is more likely than not that a reporting unit's fair value is less than its carrying amount (that is, a likelihood of more than 50 percent), the "step one" quantitative assessment must be performed for that reporting unit. ASU 2011-08 provided examples of events and circumstances that should be considered in performing the "step zero" qualitative assessment, including macroeconomic conditions, industry and market considerations, cost factors, overall financial performance, events affecting a reporting unit or the entity as a whole and a sustained decrease in share price.

The Company assesses goodwill for impairment on an annual basis during the fourth quarter using a September 30th measurement date unless circumstances require a more frequent measurement. For 2014 and 2013, we began our assessment with the step zero qualitative analysis because there was a substantial excess of fair value over carrying value for each of our reporting units in the 2012 step one analysis. In performing the step zero qualitative analysis for each of 2014 and 2013, examining those factors most likely to affect our valuations, we concluded that it remained more likely than not that the fair value of each of our reporting units continued to exceed their carrying amounts. Consequently, we did not perform a step one quantitative analysis in 2014 or 2013. We did, however, subsequently update our procedures for 2014 in conjunction with the change in reportable segments. We reallocated goodwill to the new reportable segments based on relative fair values as of January 1, 2015 and performed a step one quantitative analysis for impairment, using the methodology described in the following paragraph. Based upon the results of this test, there were no indications of impairment for any of our reporting units.

For 2012, primarily for the purpose of validating our valuation assumptions, we elected to proceed directly to the step one quantitative analysis rather than perform the step zero qualitative assessment. In applying the quantitative analysis, we determined the fair value of our reporting units based on a weighted average of multiple valuation techniques, principally a combination of an income approach and a market approach. The income approach calculates a value based upon the present value of estimated future cash flows, while the market approach uses earnings multiples of similarly situated guideline public companies. If the fair value of a reporting unit exceeds the carrying value of the reporting unit’s net assets, goodwill is not impaired and further testing is not required. Based upon the results of this test, there were no indications of impairment for any of our reporting units for 2012.

(h)Long-Lived Assets

Long-lived assets and intangible assets with finite useful lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset, which are Level 3-type measurements. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.

(i)Intangible Assets

The Company has intangible assets that consist primarily of customer relationships and trademarks that are recorded in connection with acquisitions at their fair value based on the results of valuation analyses. Customer relationships are amortized over their estimated useful lives using an accelerated method that takes into consideration expected customer attrition rates up to a 10-year period. Intangible assets with finite lives (principally customer relationships and certain trademarks) are reviewed for impairment in accordance with FASB ASC Section 360-10-35, Impairment or Disposal of Long-Lived Assets, while certain

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trademarks determined to have indefinite lives are reviewed for impairment at least annually in accordance with FASB ASC Topic 350. FASB Accounting Standards Update No. 2012-02 ("ASU 2012-02") modified the former requirement to perform an annual quantitative impairment test for indefinite-lived intangible assets. Similar to the ASU 2011-08 guidance for goodwill, it allows an organization to first perform a qualitative assessment of whether it is more likely than not that an asset has been impaired.

For 2014 and 2013, for indefinite lived intangibles we began our assessment with the step zero qualitative analysis because there was a substantial excess of fair value over carrying value for each of our indefinite-lived intangible assets in 2012. Based upon the results of this test, there were no indications of impairment, except for one trademark with nominal value in 2013. For 2012, we proceeded directly with a quantitative analysis, using a form of income approach valuation known as the relief-from-royalty method. Our tests did not result in the impairment of any of our intangible assets for 2012.

(j)Computer Software

Computer software includes software acquired in business combinations, purchased software and capitalized software development costs. Purchased software is recorded at cost and amortized using the straight-line method over its estimated useful life and software acquired in business combinations is recorded at its fair value and amortized using straight-line or accelerated methods over its estimated useful life, ranging from five to 10 years.

The capitalization of software development costs is governed by FASB ASC Subtopic 985-20 if the software is to be sold, leased or otherwise marketed, or by FASB ASC Subtopic 350-40 if the software is for internal use. After the technological feasibility of the software has been established (for software to be marketed), or at the beginning of application development (for internal-use software), software development costs, which include primarily salaries and related payroll costs and costs of independent contractors incurred during development, are capitalized. Research and development costs incurred prior to the establishment of technological feasibility (for software to be marketed), or prior to application development (for internal-use software), are expensed as incurred. Software development costs are amortized on a product-by-product basis commencing on the date of general release of the products (for software to be marketed) or the date placed in service (for internal-use software). Software development costs for software to be marketed are amortized using the greater of (1) the straight-line method over its estimated useful life, which ranges from three to 10 years, or (2) the ratio of current revenues to total anticipated revenues over its useful life.

(k)Deferred Contract Costs

Costs of sales, including costs incurred for bid and proposal activities, are generally expensed as incurred. However, certain costs incurred upon initiation of a contract, including sales commissions, are deferred and amortized as expense over the contract life. These costs represent incremental external costs or certain specific internal costs that are directly related to the contract acquisition or transition activities.

In the event indications exist that a particular deferred contract cost balance may be impaired, undiscounted estimated cash flows of the contract are projected over its remaining term and compared to the unamortized deferred contract cost balance. If the projected cash flows are not adequate to recover the unamortized cost balance, the balance would be adjusted to equal the contract’s net realizable value, including any termination fees provided for under the contract, in the period such a determination is made.

(l)Property and Equipment

Property and equipment is recorded at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed primarily using the straight-line method based on the estimated useful lives of the related assets: 30 years for buildings and three to seven years for furniture, fixtures and computer equipment. Leasehold improvements are amortized using the straight-line method over the lesser of the initial term of the applicable lease or the estimated useful lives of such assets.

(m)Income Taxes

The Company recognizes deferred income tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities and expected benefits of using net operating loss and

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credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The impact on deferred income taxes of changes in tax rates and laws, if any, is reflected in the Consolidated Financial Statements in the period enacted. A valuation allowance is established for any portion of a deferred income tax asset for which management believes it is more likely than not that the Company will not be able to realize the benefits of all or a portion of that deferred income tax asset.

(n)Revenue Recognition

The Company generates revenues from the delivery of bank processing, credit and debit card and wealth management processing services, other payment processing services, professional services, software licensing and software related services. The Company recognizes revenue when: (i) evidence of an arrangement exists; (ii) delivery has occurred; (iii) the fees are fixed or determinable; and (iv) collection is considered probable. Taxes collected from customers and remitted to governmental authorities are not included in revenue. Revenue generated from contracts executed outside of our North American operations represented approximately 22%, 21% and 20% of total revenue in 2014, 2013 and 2012, respectively.

The Company enters into arrangements with customers to provide services, software and software-related services such as post-contract customer support and implementation and training either individually or as part of an integrated offering of multiple services. The revenues for services provided under these multiple element arrangements are recognized in accordance with the applicable revenue recognition accounting principles as further described below.
In multiple-element arrangements, consideration is allocated to each deliverable using the relative selling price method. The selling price for each deliverable is based on vendor-specific objective evidence (“VSOE”) if available, third-party evidence (“TPE”) if VSOE is not available, or estimated selling price (“ESP”) if neither VSOE or TPE are available. A delivered item in a multiple element arrangement is considered a separate unit of accounting if (a) the item has value to the customer on a standalone basis; and (b) delivery or performance of the undelivered item or items is considered probable and substantially in the Company's control if the arrangement includes a general right of return relative to the delivered item.
We establish VSOE of selling price using the price charged when the same element is sold separately, or in the case of post-contract customer support or other recurring services, when a substantive stated renewal rate is provided to the customer. In certain circumstances, the Company is not able to establish VSOE for all deliverables in a multiple element arrangement. This may be due to infrequent standalone sales for an element, a limited sales history for new solutions or pricing within a broader range than permissible by our policy to establish VSOE. In those circumstances, we proceed to the alternative levels in the hierarchy of determining selling price. TPE of selling price is established by evaluating largely similar and interchangeable competitor products or services in standalone sales to similarly situated customers. The Company is typically not able to determine TPE and we rarely use this measure since we are generally unable to reliably verify standalone prices of competitive solutions. ESP is established in those instances where neither VSOE nor TPE are available, considering internal factors such as margin objectives, pricing practices and controls, customer segment pricing strategies and the product life cycle. Consideration is also given to market conditions such as competitor pricing strategies and industry technology life cycles.

The Company's arrangements with multiple deliverables may include one or more elements that are subject to the software revenue recognition guidance. The consideration for these multiple element arrangements is allocated to the software deliverables and the non-software deliverables based on the relative selling prices of all of the elements in the arrangement using the above hierarchy. The appropriate revenue recognition guidance is then applied to the respective software and non-software elements.

The following describes the Company’s primary types of revenues and its revenue recognition policies as they pertain to the types of transactions the Company enters into with its customers.

Processing Services Revenues

Processing services include data processing and application and/or facility management. Revenues from processing services are typically volume-based depending on factors such as the number of accounts processed, transactions processed and computer resources used or can be based on minimum monthly usage fees. Revenues from these arrangements are recognized as services are performed. As professional services have increased as a percentage of total revenues, processing services have decreased to 75% of total revenues in 2014 from 76% in 2013 and 80% in 2012.

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Technology or service components from third parties are frequently embedded in or combined with our applications or service offerings. We are often responsible for billing the client in these arrangements and transmitting the applicable fees to the third party. Whether a company should recognize revenue based on the gross amount billed to a customer or the net amount retained is a matter of judgment that depends on the relevant facts and circumstances. Certain factors or indicators have been identified in the authoritative literature that should be considered in the evaluation. In certain of these arrangements, we have concluded that recognizing the gross amount billed is appropriate while in others we recognize the net amount retained, depending upon the level of our contractual responsibilities and obligations for delivering solutions to end customers.

Professional Services Revenues

Revenues and costs related to implementation, conversion and programming services associated with the Company’s data processing and application management agreements during the implementation phase are deferred and subsequently recognized using the straight-line method over the term of the related services agreement when these upfront services do not have standalone value or if revenue otherwise allocable to these elements is contingent upon delivery of other elements in the arrangement. Revenues and costs related to other consulting service agreements are recognized as the services are provided, assuming the separation criteria outlined above are satisfied. Professional services have increased as a percentage of total revenues to 15% in 2014 from 12% in 2013 and 9% in 2012. A significant portion of our professional services revenues is derived from contracts for dedicated personnel resources who are often working full-time at a client site and under their direction. These revenues generally re-occur as contracts are renewed.

License and Software Related Revenues

The Company recognizes software license and post-contract customer support fees, as well as associated implementation, training, conversion and programming fees in accordance with FASB ASC Subtopic 985-605. Initial license fees are recognized when a contract exists, the fee is fixed or determinable, software delivery has occurred and collection of the receivable is deemed probable, provided that VSOE of fair value has been established for any undelivered elements in the arrangement. If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. If evidence of fair value does not exist for one or more undelivered elements of a contract, then all revenue is deferred until all elements are delivered or VSOE of fair value is determined for all remaining undelivered elements. Revenue from post-contract customer support is recognized ratably over the term of the agreement. The Company records deferred revenue for all billings invoiced prior to revenue recognition. Software license revenue and related post-contract customer support represented 7% of total revenues in 2014 and 8% in 2013 and 2012, with over 70% of the revenue representing post-contractual support revenue.

When the arrangement with the customer includes significant customization, modification, or production of software, the Company recognizes revenue applying contract accounting. For elements accounted for under contract accounting, revenue is recognized using the percentage-of-completion method since reasonably dependable estimates of revenues and contract hours applicable to various elements of a contract can be made. Cost-to-cost or efforts-expended (labor hours) methods are used to measure progress toward completion. Revenues in excess of billings on these agreements are recorded as unbilled receivables and are included in trade receivables. Billings in excess of revenue recognized on these agreements are recorded as deferred revenue until revenue recognition criteria are met. Changes in estimates for revenues, costs and profits are recognized in the period in which they are determinable. If and when the Company’s estimates indicate that the entire contract will be performed at a loss, a provision for the entire loss is recorded in that accounting period.

In arrangements where the licensed software includes hosting the software for the customer, a software element is only considered present if the customer has the contractual right to take possession of the software at any time during the hosting period without significant penalty and it is feasible for the customer to either operate the software on their own hardware or contract with another vendor to host the software. If the arrangement meets these criteria, as well as the other criteria for recognition of the license revenues described above, a software element is present and license revenues are recognized when the software is delivered and hosting revenues are recognized as the service is provided. If a separate software element as described above is not present, the related revenues are combined and recognized ratably over the hosting or maintenance period, whichever is longer.

Hardware and Other Revenues

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Hardware and other miscellaneous revenues including termination fees represent approximately 3% of our total revenues and are recognized following the separation and recognition criteria discussed above. The Company generally does not stock in inventory the hardware products sold, but arranges for delivery of hardware from third-party suppliers. The Company evaluates the gross vs. net indicators for these transactions and records the revenue related to hardware transactions on a gross basis as appropriate and the related costs are included in cost of revenue as appropriate if the Company is considered the primary obligor by the customer, bears risk of loss and has latitude in establishing prices on the equipment.

Recent Accounting Guidance Not Yet Adopted

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU
2014-09”). ASU 2014-09 amends substantially all authoritative literature for revenue recognition, including industry-specific requirements, and converges the guidance under this topic with that of the International Financial Reporting Standards. The
ASU implements a five-step process for customer contract revenue recognition that focuses on transfer of control, as opposed to transfer of risk and rewards. The amendment also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenues and cash flows from contracts with customers. Other provisions include ensuring the time value of money is considered in the transaction price and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. The amendments in this ASU are effective for reporting periods beginning after December 15, 2016, and early adoption is prohibited. Entities can transition to the standard either with retrospective application to the earlier years presented in their financial statements or with a cumulative-effect adjustment as of the date of adoption. We are currently assessing the impact the adoption of ASU 2014-09 will have on our financial position and results of operations.

(o)Cost of Revenue and Selling, General and Administrative Expenses

Cost of revenue includes payroll, employee benefits, occupancy costs and other costs associated with personnel employed in customer service and service delivery roles, including program design and development and professional services. Cost of revenue also includes data processing costs, amortization of software, customer relationship intangible assets and depreciation on operating assets.

Selling, general and administrative expenses include payroll, employee benefits, occupancy and other costs associated with personnel employed in sales, marketing, human resources, finance, risk management and other administrative roles. Selling, general and administrative expenses also include depreciation on non-operating corporate assets, advertising costs and other marketing-related programs.

(p)Stock-Based Compensation Plans

The Company accounts for stock-based compensation plans using the fair value method. Thus, compensation cost is measured based on the fair value of the award at the grant date and is recognized over the service period. Certain of our stock awards also contain performance conditions. In those circumstances, compensation cost is recognized over the service period when it is probable the outcome of that performance condition will be achieved. If the Company concludes at any point prior to completion of the requisite service period that it it not probable that the performance condition will be met, any previously recorded expense would be reversed.

(q)Foreign Currency Translation

The functional currency for the foreign operations of the Company is either the U.S. Dollar or the local foreign currency. For foreign operations where the local currency is the functional currency, the translation into U.S. Dollars for consolidation is performed for balance sheet accounts using exchange rates in effect at the balance sheet date and for revenue and expense accounts using the average exchange rate during the period. The adjustments resulting from the translation are included in accumulated other comprehensive earnings (loss) in the Consolidated Statements of Equity and Consolidated Statements of Comprehensive Earnings and are excluded from net earnings.

Gains or losses resulting from foreign currency transactions are included in other income.

(r)Management Estimates

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The preparation of these Consolidated Financial Statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

(s)Provision for Check Guarantee Losses

In the Company’s check guarantee business, if a guaranteed check presented to a merchant customer is dishonored by the check writer’s bank, the Company reimburses the merchant customer for the check’s face value and pursues collection of the amount from the delinquent check writer. Loss provisions and anticipated recoveries are determined by performing a historical analysis of the Company’s check loss and recovery experience and considering other factors that could affect that experience in the future. Such factors include the general economy, the overall industry mix of customer volumes, statistical analysis of check fraud trends within customer volumes, and the quality of returned checks. The estimated check returns and recovery amounts are subject to risk that actual amounts returned and recovered may be different than the Company’s estimates. The Company had accrued claims payable balances of $14.5 million and $15.2 million as of December 31, 2014 and 2013, respectively, related to these estimations. The Company had accrued claims recoverable of $20.4 million and $18.6 million as of December 31, 2014 and 2013, respectively, related to these estimations. In addition, the Company recorded provisions for check guarantee losses, net of anticipated recoveries excluding service fees, of $57.2 million, $57.3 million and $54.7 million for the years ended December 31, 2014, 2013 and 2012, respectively. The amount paid to merchant customers, net of amounts recovered from check writers excluding service fees, was $51.9 million, $53.7 million and $53.0 million for the years ended December 31, 2014, 2013 and 2012, respectively.

(t)Net Earnings per Share

The basic weighted average shares and common stock equivalents for the years ended December 31, 2014, 2013 and 2012 are computed using the treasury stock method.

Net earnings and earnings per share for the years ended December 31, 2014, 2013 and 2012 are as follows (in millions, except per share data):

	Year ended December 31,
	2014	2013	2012
Earnings from continuing operations attributable to FIS, net of tax	$690.5	$490.0	$538.3
Earnings (loss) from discontinued operations attributable to FIS, net of tax	(11.4)	3.1	(77.1)
Net earnings attributable to FIS common stockholders	$679.1	$493.1	$461.2
Weighted average shares outstanding — basic	284.8	289.7	291.8
Plus: Common stock equivalent shares	3.9	4.5	5.7
Weighted average shares outstanding — diluted	288.7	294.2	297.5
Net earnings per share — basic from continuing operations attributable to FIS common stockholders	$2.42	$1.69	$1.84
Net earnings (loss) per share — basic from discontinued operations attributable to FIS common stockholders	(0.04)	0.01	(0.26)
Net earnings per share — basic attributable to FIS common stockholders *	$2.38	$1.70	$1.58
Net earnings per share — diluted from continuing operations attributable to FIS common stockholders	$2.39	$1.67	$1.81
Net earnings (loss) per share — diluted from discontinued operations attributable to FIS common stockholders	(0.04)	0.01	(0.26)
Net earnings per share — diluted attributable to FIS common stockholders *	$2.35	$1.68	$1.55

* amounts may not sum due to rounding.

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Options to purchase approximately 4.4 million, 4.2 million and 2.1 million shares of our common stock for the years ended December 31, 2014, 2013 and 2012, respectively, were not included in the computation of diluted earnings per share because they were anti-dilutive.

(u)Certain Reclassifications

Certain reclassifications have been made in the 2013 and 2012 Consolidated Financial Statements to conform to the classifications used in 2014.

(3)    Discontinued Operations

As described below, certain operations are reported as discontinued in the Consolidated Statements of Earnings for the years ended December 31, 2014, 2013 and 2012. The revenues and earnings (losses) of the businesses included in discontinued operations for the periods presented were as follows:

Revenues	2014	2013	2012
eCas business line	$3.0	$7.3	$11.8
ClearPar	—	—	—
Healthcare Benefit Solutions Business	—	—	80.5
Participacoes operations	—	—	—
Total discontinued operations	$3.0	$7.3	$92.3

Earnings (loss) from discontinued operations net of tax:	2014	2013	2012
eCas business line	$(5.1)	$1.2	$2.1
ClearPar	—	16.7	—
Healthcare Benefit Solutions Business	—	0.1	(47.8)
Participacoes operations	(6.3)	(14.9)	(31.4)
Total discontinued operations	$(11.4)	$3.1	$(77.1)

China eCas Business Line

During the second quarter of 2014, the Company committed to a plan to sell our business operation that provides eCas core banking software solutions to small financial institutions in China because it did not align with our strategic plans. This line of business was previously included in the former ISG segment.

Healthcare Benefit Solutions Business

On June 25, 2012, we entered into a definitive agreement to sell our Healthcare Benefit Solutions Business ("Healthcare Business") because its operations did not align with our strategic plans. The all-cash transaction closed on August 15, 2012 and we received cash proceeds of $332.2 million. We recorded a pre-tax gain of $22.0 million and tax expense on the sale of $78.3 million, which resulted from the allocation of goodwill with minimal tax basis. The results of operations of the Healthcare Business were previously included in the former PSG segment.

Brazil Item Processing and Remittance Services Operations

During the third quarter of 2010, the Company decided to pursue strategic alternatives for Fidelity National Participacoes Ltda. (“Participacoes”). Participacoes' processing volume was transitioned to other vendors or back to its clients during the second quarter of 2011. Participacoes had expenses of $10.1 million, $23.1 million and $47.5 million during the years ended December 31, 2014, 2013 and 2012, respectively. As a result of the dismissal of employees related to the shut-down activities completed in 2011, the years ended December 31, 2014, 2013 and 2012 included charges of $5.1 million, $15.7 million and $39.1 million, respectively, to settle claims or increase our provision for potential labor claims. The shut-down activities involved the transfer and termination of approximately 2,600 employees. As of December 31, 2014, there are approximately

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790 active labor claims. Former employees generally had up to two years from the date of termination to file labor claims, which extended through April 2013. Consequently, we have continued exposure on these active claims, which were not transferred with other assets and liabilities in the disposal. Our accrued liability for active labor claims, net of $13.8 million in court ordered deposits, is $17.6 million as of December 31, 2014. Any changes in the estimated liability related to these labor claims will be recorded as discontinued operations.

In 2004, Proservvi Empreendimentos e Servicios, Ltda., the predecessor to Fidelity National Servicos de Tratamento de Documentos e Informatica Ltda. (“Servicos”), a subsidiary of Participacoes, acquired certain assets and employees and leased certain facilities from the Transpev Group (“Transpev”) in Brazil. Transpev’s remaining assets were later acquired by Prosegur, an unrelated third party. When Transpev discontinued its operations after the asset sale to Prosegur, it had unpaid federal taxes and social contributions owing to the Brazilian tax authorities. The Brazilian tax authorities brought a claim against Transpev and beginning in 2012 brought claims against Prosegur and Servicos on the grounds that that Prosegur and Servicos were successors in interest to Transpev.

To date, the Brazilian tax authorities filed four claims against Servicos asserting potential tax liabilities of approximately $8.0 million. There are potentially 26 additional claims against Prosegur for which Servicos is named as a co-defendant or may be named, but for which Servicos has not yet been served. These additional claims amount to approximately $60.0 million making the total potential exposure for all 30 claims approximately $68.0 million. While a liability for these 30 total claims is possible, we do not believe it is probable or reasonably estimable and therefore have not reserved for any of these claims.

ClearPar

On January 1, 2010, FIS sold certain assets and liabilities constituting our ClearPar automated syndicated loan trade settlement business. Terms of the sale included an initial cash payment of $71.5 million at closing, with the potential for an additional contingent earn-out payment calculated as a function of the business' 2012 operating results. In May 2013, we recorded in discontinued operations a gain of $26.8 million ($16.7 million, net of tax) upon final determination and receipt of the earn-out payment.

(4)    Components of Other Comprehensive Earnings

The following table shows accumulated other comprehensive earnings ("AOCE") attributable to FIS by component, net of tax, for the year ended December 31, 2014 (in millions):

		Foreign
	Interest Rate	Currency
	Swap	Translation
	Contracts	Adjustments	Other	Total
Balances, December 31, 2013	$(2.4)	$(3.0)	$(4.5)	$(9.9)
Other comprehensive gain/(loss) before reclassifications	(2.2)	(92.2)	(6.8)	(101.2)
Amounts reclassified from AOCE	3.9	—	—	3.9
Net current period AOCE attributable to FIS	1.7	(92.2)	(6.8)	(97.3)
Balances, December 31, 2014	$(0.7)	$(95.2)	$(11.3)	$(107.2)

The amount reclassified from AOCE for interest rate swap contracts includes $6.3 million recorded as interest expense, reduced by a related $2.4 million provision for income taxes. See Note 14 for the tax provision associated with each component of other comprehensive income.

(5)    Related Party Transactions
We are a participant to certain related party agreements described below.
Revenues and Expenses
A detail of related party items included in revenues for the years ended December 31, 2014, 2013 and 2012 is as follows (in millions):

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	Years ended December 31,
	2014	2013	2012
Banco Bradesco Brazilian Venture revenue	$277.4	$296.2	$287.6
FNF data processing services revenue (1)	—	—	30.2
Ceridian data processing and services revenue (1)	—	—	74.0
Total related party revenues	$277.4	$296.2	$391.8
(1) Through September 30, 2012.

There were no related party expenses for the years ended December 31, 2014 and 2013. Administrative corporate support and other services with FNF of $3.4 million and employee benefits services of $0.6 million with Ceridian were included in 2012 expenses.

Brazilian Venture
The Company operates a joint venture ("Brazilian Venture") with Banco Bradesco S.A. ("Banco Bradesco") in which we own a 51% controlling interest, to provide comprehensive, fully outsourced transaction processing, call center, cardholder support and collection services to multiple card issuing clients in Brazil, including Banco Bradesco. The original accounting for this transaction resulted in the establishment of a contract intangible asset and a liability for amounts payable to the original partner banks upon final migration of their respective card portfolios and achieving targeted volumes (the “Brazilian Venture Notes”). The unamortized contract intangible asset balance as of December 31, 2014 was $147.0 million. Upon the exit of one partner bank, certain terms of the Brazilian Venture were subsequently renegotiated between Banco Bradesco and FIS and were memorialized in an Amended Association Agreement in November 2010. Among other things, the payout for the Brazilian Venture Notes was extended over a ten-year period. Additional performance remuneration provisions upon the achievement of targeted account and transaction volumes were renegotiated, for which additional related party payables were recorded as of December 31, 2010, based on management's expectation that the targets will be met. The passage of time and the achievement of certain targets triggered payments to Banco Bradesco of $5.5 million and $9.9 million in 2014 and 2013, respectively. The remaining related party payable was $42.9 million and $48.2 million as of December 31, 2014 and 2013, respectively. In addition, the board of directors for the Brazilian Venture declared a one-time dividend during the year ended December 31, 2014, resulting in a payment of $34.8 million to Banco Bradesco and thereby reducing the value of the noncontrolling interest as of December 31, 2014 to $121.5 million. The remaining Brazilian Venture revenues included $29.7 million of unfavorable currency impact during the year ended December 31, 2014 resulting from a stronger U.S. Dollar in 2014, as compared to 2013.

The Brazilian Venture currently processes approximately 58 million cards for clients in Brazil and provides call center, cardholder support and collection services for their card portfolios.

FNF

FIS had shared a number of directors and executives with Fidelity National Financial, Inc. ("FNF"), our former parent, subsequent to becoming an independent company. As a result, FNF qualified as a related party from an accounting perspective. As previously reported, William P. Foley II, who serves as Chairman of the Board of Directors of FNF, transitioned from Executive Chairman to Chairman of the Board of FIS in February 2011, and then to Vice Chairman in March 2012. Certain other key executives shared between the two companies ended their employment with FIS during 2012. As a result, FNF's level of influence over the management or operating policies of FIS was diminished below the level required to meet the definition of a related party as of September 30, 2012. All transactions with FNF are, therefore, included in the related party disclosures through that date.

Ceridian

We provide data processing services to Ceridian Corporation (“Ceridian”), and Ceridian provides us with outsourced employee benefits services. FNF holds an approximate 32% equity interest in Ceridian; therefore, transactions with Ceridian are included as related party activity through September 30, 2012, consistent with the inclusion of FNF as addressed above.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

We believe the amounts earned from or charged by us under each of the foregoing arrangements are fair and reasonable. We believe our service arrangements are priced within the range of prices we offer to third parties. However, the amounts we earned or that were charged under these arrangements were not negotiated at arm's-length, and may not represent the terms that we might have obtained from an unrelated third party.

(6)Acquisitions

The results of operations and financial position of the entities acquired during the years ended December 31, 2014, 2013 and 2012, are included in the Consolidated Financial Statements from and after the date of acquisition. The Company completed a number of acquisitions in 2014, 2013 and 2012 that were not significant, individually or in the aggregate, including Clear2Pay NV. ("Clear2Pay"), for $461.5 million in October 2014, Reliance Financial Corporation ("Reliance") for $110.0 million in July 2014, Credit Management Solutions, Inc. ("CMSI"), for $29.0 million in April 2014, mFoundry, Inc. ("mFoundry"), for $115.0 million in March 2013, ProNet Solutions, Inc. ("ProNet") for $22.3 million in October 2012, Integrated Compliance Solutions LLC ("ICS") for $20.2 million in April 2012 and Memento Inc. ("Memento") for $24.9 million in April 2012.

The addition of Clear2Pay will expand FIS’ global payments capabilities and enhance our ability to deliver differentiated enterprise payments solutions. Because the Clear2Pay purchase price was denominated in Euros, we initiated a foreign currency forward contract to purchase Euros and sell U.S. Dollars to manage the risk arising from fluctuations in exchange rates until the closing.  As this derivative did not qualify for hedge accounting, we recorded a charge of $16.2 million in Other income (expense), net during the third quarter of 2014.  This forward contract was settled on October 1, 2014.

Our acquisition of Atlanta-based Reliance enables us to provide a full-service wealth management and retirement offering encompassing technology, full back-office operations outsourcing, and retirement trust and fiduciary services.

The Capco purchase price in 2010 included cash consideration of $297.8 million at closing plus future contingent consideration valued at $113.7 million based on targeted operating performance in 2013 through 2015. We recorded an additional charge of $85.2 million in December 2013 as a result of amendments to the earn-out provisions based on management's outlook and increased projections of Capco's future results in light of its consistently improving performance. The amendments established a final agreed amount in total cash contingent consideration and number of shares in equity contingent consideration, subject to reduction and forfeiture provisions if operating performance targets are not met. The liability had previously been reduced by $22.3 million in 2011 and increased by $43.9 million in 2013 based on forecasts of achievement of targeted operating performance. No adjustments were required in 2014 and 2012. The remaining contingent consideration liability is $103.3 million as of December 31, 2014. The remaining payments will be made over the next two years.

In conjunction with the acquisition, Capco and FIS established a New Hires and Promotions Incentive Plan ("NHPP") to attract new employees and to retain and incent existing employees and management. This plan provided for aggregate payments of up to $67.8 million to eligible participants upon achievement of targeted operating performance in 2013 through 2015. The NHPP was amended and restated in December 2013 to: (1) fix the total amount payable at $43.4 million, subject to reduction and forfeiture provisions; (2) establish the named participants and their respective unit allocations; and (3) eliminate any continued service requirements to FIS by the participants after the amendment date. Based on management's expectation that the operating performance measures will be achieved, the liability for the NHPP was adjusted to the present value of the amended total payout, with the resulting increase of $18.1 million recorded in 2013. Prior to the amendment, the expected liability was being expensed over the performance period, which was deemed to equal the service period.

(7)Property and Equipment

Property and equipment as of December 31, 2014 and 2013 consists of the following (in millions):

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

	2014	2013
Land	$28.1	$28.1
Buildings	186.9	182.0
Leasehold improvements	111.7	97.0
Computer equipment	718.6	629.5
Furniture, fixtures, and other equipment	159.1	140.8
	1,204.4	1,077.4
Accumulated depreciation and amortization	(721.1)	(638.4)
	$483.3	$439.0

During the years ended December 31, 2014 and 2013, the Company entered into capital lease obligations of $26.1 million and $16.9 million, respectively, for certain computer hardware and software. The assets are included in property and equipment and computer software and the remaining capital lease obligation is classified as long-term debt on our Consolidated Balance Sheet as of December 31, 2014. Periodic payments are included in repayment of borrowings on the Consolidated Statements of Cash Flows.

Depreciation and amortization expense on property and equipment, including that recorded under capital leases, amounted to $130.1 million, $119.0 million and $117.8 million for the years ended December 31, 2014, 2013 and 2012, respectively. Included in discontinued operations in the Consolidated Statements of Earnings was depreciation and amortization expense on property and equipment of $1.3 million for the year ended December 31, 2012. There was no depreciation and amortization expense in discontinued operations for the years ended December 31, 2014 and 2013.

(8)Goodwill

Changes in goodwill during the years ended December 31, 2014 and 2013 are summarized as follows (in millions):

	IFS	GFS	Total
Balance, December 31, 2012	$6,596.0	$1,785.5	$8,381.5
Goodwill acquired during 2013	115.7	2.8	118.5
Purchase price and foreign currency adjustments	(0.1)	0.1	—
Balance, December 31, 2013	6,711.6	1,788.4	8,500.0
Goodwill acquired during 2014	74.2	329.8	404.0
Purchase price and foreign currency adjustments	—	(26.4)	(26.4)
Balance, December 31, 2014	$6,785.8	$2,091.8	$8,877.6

In performing the step zero qualitative analysis for 2014, examining those factors most likely to affect our valuations, we concluded that it remained more likely than not that the fair value of each of our reporting units continued to exceed their carrying amounts. As a result, no reporting units were at risk of impairment as of the September 30, 2014 measurement date (see Note 2 (g)). In conjunction with the change in reportable segments, we updated our procedures for 2014. We reallocated goodwill to the new reportable segments based on relative fair values as of January 1, 2015 and performed a step one quantitative analysis for impairment. Based upon the results of this test, there were no indications of impairment for any of our reporting units.

(9)Intangible Assets

Customer relationships intangible assets are obtained as part of acquired businesses and are amortized over their estimated useful lives, generally five to 10 years, using accelerated methods. Trademarks determined to have indefinite lives are not amortized. Certain other trademarks are amortized over periods ranging up to 15 years. As of December 31, 2014 and 2013, trademarks carried at $82.3 million and $80.8 million, respectively, were classified as indefinite lived.

Intangible assets as of December 31, 2014 consist of the following (in millions):

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

	Cost	Accumulated Amortization	Net
Customer relationships	$2,761.7	$(1,600.5)	$1,161.2
Trademarks	122.8	(16.0)	106.8
	$2,884.5	$(1,616.5)	$1,268.0

Intangible assets as of December 31, 2013 consist of the following (in millions):

	Cost	Accumulated Amortization	Net
Customer relationships	$2,688.8	$(1,455.1)	$1,233.7
Trademarks	118.8	(13.2)	105.6
	$2,807.6	$(1,468.3)	$1,339.3

Amortization expense for intangible assets with finite lives was $215.0 million, $233.1 million and $246.4 million for the years ended December 31, 2014, 2013 and 2012, respectively. Included in discontinued operations in the Consolidated Statements of Earnings was amortization expense on intangible assets of $5.1 million for the year ended December 31, 2012. There was no amortization expense in discontinued operations for the years ended December 31, 2014 and 2013.

Estimated amortization of intangibles, including the contract intangible in our Brazilian Venture, which is amortized as a reduction in revenue, for the next five years is as follows (in millions):

2015	$220.8
2016	212.0
2017	206.7
2018	205.5
2019	206.0

(10)    Computer Software

Computer software as of December 31, 2014 and 2013 consists of the following (in millions):

	2014	2013
Software from business acquisitions	$519.2	$535.6
Capitalized software development costs	953.1	847.6
Purchased software	120.3	174.3
Computer software	1,592.6	1,557.5
Accumulated amortization	(699.2)	(701.0)
Computer software, net of accumulated amortization	$893.4	$856.5

Amortization expense for computer software was $209.7 million, $195.8 million and $195.5 million for the years ended December 31, 2014, 2013 and 2012, respectively. Included in discontinued operations in the Consolidated Statements of Earnings was amortization expense on computer software of $3.1 million for the year ended December 31, 2012. There was no amortization expense in discontinued operations for 2014 and 2013.

(11)Deferred Contract Costs

Deferred contract costs as of December 31, 2014 and 2013 consists of the following (in millions):

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

	2014	2013
Installations and conversions in progress	$17.9	$10.9
Installations and conversions completed, net	90.8	107.9
Sales commissions and other, net	104.5	88.0
Total deferred contract costs	$213.2	$206.8

Amortization of deferred contract costs was $71.5 million, $66.6 million and $73.0 million for the years ended December 31, 2014, 2013 and 2012, respectively.

(12)Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities as of December 31, 2014 and 2013 consists of the following (in millions):

	2014	2013
Salaries and incentives	$137.6	$163.7
Accrued benefits and payroll taxes	53.9	58.9
Trade accounts payable	186.8	147.0
Accrued claims and claims payable	20.8	26.8
Accrued interest payable	21.8	40.9
Taxes other than income tax	47.5	45.4
Capco acquisition related liabilities	61.1	69.4
Other accrued liabilities	200.8	215.9
Total accounts payable and accrued liabilities	$730.3	$768.0

(13)     Long-Term Debt
Long-term debt as of December 31, 2014 and 2013 consists of the following (in millions):

	2014	2013
Term Loan A-4, quarterly principal amortization (1)	$1,300.0	$1,962.5
Senior Notes due 2017, interest payable semi-annually at 1.450%	300.0	—
Senior Notes due 2018, interest payable semi-annually at 2.000%	250.0	250.0
Senior Notes due 2020, interest payable semi-annually at 7.875%	—	500.0
Senior Notes due 2022, interest payable semi-annually at 5.000%	700.0	700.0
Senior Notes due 2023, interest payable semi-annually at 3.500%	1,000.0	1,000.0
Senior Notes due 2024, interest payable semi-annually at 3.875%	700.0	—
Revolving Loan, (2)	795.0	29.0
Other	22.7	27.1
	5,067.7	4,468.6
Current portion	(13.1)	(128.8)
Long-term debt, excluding current portion	$5,054.6	$4,339.8
__________________________________________

(1)
Interest on the Term Loans A-4 is generally payable at LIBOR plus an applicable margin of up to 1.75% based upon the Company's corporate credit ratings and the ratings on the FIS Credit Agreement. As of December 31, 2014, the weighted average interest rate on the Term Loans A-4 was 1.41%.

(2)
Interest on the Revolving Loan is generally payable at LIBOR plus an applicable margin of up to 1.75% plus an unused commitment fee of up to 0.25%, each based upon the Company's corporate credit ratings and the ratings on the FIS Credit Agreement. As of December 31, 2014, the applicable margin on the Revolving Loan, excluding facility fees and unused commitment fees, was 1.25%.

FIS is a party to a syndicated credit agreement (the “FIS Credit Agreement”), which as of December 31, 2014 provided total committed capital of $4,300.0 million comprised of: (1) a revolving credit facility in an aggregate maximum principal

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

amount of $3,000.0 million maturing on December 18, 2019 (the "Revolving Loan"); and (2) term loans of $1,300.0 million maturing on March 30, 2017 (the "Term Loans A-4"). As of December 31, 2014, the outstanding principal balance of the Revolving Loan was $795.0 million, with $2,204.2 million of borrowing capacity remaining thereunder (net of $0.8 million in outstanding letters of credit issued under the Revolving Loan).

In June 2014, FIS issued $1,000.0 million of new senior notes, including $300.0 million of Senior Notes due in 2017 that bear interest at 1.450% and $700.0 million of Senior Notes due in 2024 that bear interest at 3.875%. The proceeds were used to pay down a portion of the Term Loans A-4 and to temporarily reduce borrowings under the Revolving Loan until the 2020 Notes were callable.

On July 15, 2014, FIS called the full $500.0 million principal amount of 2020 Notes, funded by borrowings under the Company's Revolving Loan and cash on hand. As a result of the redemption, FIS incurred a pre-tax charge upon extinguishment of approximately $35.4 million, consisting of the call premium and the write-off of associated previously capitalized debt issuance costs.

On April 15, 2013, FIS completed the issuance and sale of $250.0 million in aggregate principal amount of 2.0% unsecured senior notes due April 15, 2018 (the "2018 Notes") and $1,000.0 million in aggregate principal amount of 3.5% unsecured senior notes due April 15, 2023 (the "2023 Notes"). Net proceeds from the offering, after deducting the underwriting discounts and commissions, were $1,233.1 million. The 2018 Notes and 2023 Notes were offered and sold pursuant to the Form S-3 Automatic Shelf Registration Statement filed with the Securities and Exchange Commission on March 5, 2013, as supplemented by the prospectus supplement dated April 10, 2013. On April 15, 2013, FIS used a portion of the proceeds from the offering to pay down the outstanding balance of its Revolving Loan. On May 15, 2013, the Company completed a call for redemption of the 2017 Notes for $801.6 million, comprised of $750.0 million in principal and a call premium of $51.6 million.

The obligations of FIS under the FIS Credit Agreement and under all of its outstanding senior notes rank equal in priority and are unsecured. On December 18, 2014, FIS completed an amendment to the FIS Credit Agreement that, among other provisions, eliminated all existing guarantees from FIS' subsidiaries. The FIS Credit Agreement and the senior notes remain subject to customary covenants, including, among others, limitations on the payment of dividends by FIS, and events of default.

The following table summarizes the mandatory annual principal payments pursuant to the FIS Credit Agreement and the senior notes' indentures as of December 31, 2014 (in millions). There are no mandatory principal payments on the Revolving Loan and any balance outstanding on the Revolving Loan will be due and payable at its scheduled maturity date:

	Term Loan A-4	2017 Notes	2018 Notes	2022 Notes	2023 Notes	2024 Notes	Total
2015	—	—	—	—	—	—	$—
2016	—	—	—	—	—	—	—
2017	1,300.0	300.0	—	—	—	—	1,600.0
2018	—	—	250.0	—	—	—	250.0
2019	—	—	—	—	—	—	—
Thereafter	—	—	—	700.0	1,000.0	700.0	2,400.0
Total	$1,300.0	$300.0	$250.0	$700.0	$1,000.0	$700.0	$4,250.0

Voluntary prepayment of the Term Loans is generally permitted at any time without fee upon proper notice and subject to a minimum dollar requirement. In addition to scheduled principal payments, the Term Loans are (with certain exceptions) subject to mandatory prepayment upon the occurrence of certain events.

FIS may redeem some or all of the 2022 Notes on or before May 14, 2020 at a specified premium to par, and thereafter at par as outlined in the indenture agreement. FIS may also redeem the 2017 Notes, 2018 Notes, 2023 Notes and 2024 Notes at its option in whole or in part, at any time and from time to time, at a redemption price equal to the greater of 100% of the principal amount to be redeemed and a make-whole amount calculated as described in the related indenture in each case plus accrued and unpaid interest to, but excluding, the date of redemption; provided no make-whole amount will be paid for redemptions of the 2023 Notes and 2024 Notes during the three months prior to their maturity.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

We monitor the financial stability of our counterparties on an ongoing basis. The lender commitments under the undrawn portions of the Revolving Loan are comprised of a diversified set of financial institutions, both domestic and international. The combined commitments of our top 10 revolving lenders comprise about 67% of our Revolving Loan. The failure of any single lender to perform its obligations under the Revolving Loan would not adversely impact our ability to fund operations. If the single largest lender were to default under the terms of the FIS Credit Agreement (impacting the capacity of the Revolving Loan), the maximum loss of available capacity on the undrawn portion of the Revolving Loan, as of December 31, 2014, would be approximately $161.7 million.

The fair value of the Company’s long-term debt is estimated to be approximately $63.8 million higher than the carrying value as of December 31, 2014. This estimate is based on quoted prices of our senior notes and trades of our other debt in close proximity to December 31, 2014, which are considered Level 2-type measurements. This estimate is subjective in nature and involves uncertainties and significant judgment in the interpretation of current market data. Therefore, the values presented are not necessarily indicative of amounts the Company could realize or settle currently.

As of December 31, 2014, we have entered into the following interest rate swap transactions converting a portion of the interest rate exposure on our Term and Revolving Loans from variable to fixed (in millions):

Effective date	Termination date	Notional amount	Bank pays variable rate of	FIS pays fixed rate of
July 1, 2012	July 1, 2015	300.0	One Month LIBOR (1)	0.58%	(2)
February 3, 2014	February 1, 2017	400.0	One Month LIBOR (1)	0.89%	(2)
		$700.0
___________________________________

(1)	0.17% in effect as of December 31, 2014.

(2)	Does not include the applicable margin and facility fees paid to lenders on term loans and revolving loans as described above.
We have designated these interest rate swaps as cash flow hedges and, as such, they are carried on the Consolidated Balance Sheets at fair value with changes in fair value included in other comprehensive earnings, net of tax.

A summary of the fair value of the Company’s interest rate derivative instruments is as follows (in millions):

	December 31, 2014		December 31, 2013
	Balance sheet location	Fair value	Balance sheet location	Fair value
Interest rate swap contracts	Accounts payable and accrued liabilities	$0.7	Accounts payable and accrued liabilities	$2.5
Interest rate swap contracts	Other long-term liabilities	0.9	Other long-term liabilities	1.9
In accordance with the authoritative guidance for fair value measurements, the inputs used to determine the estimated fair value of our interest rate swaps are Level 2-type measurements. We considered our own credit risk and the credit risk of the counterparties when determining the fair value of our interest rate swaps. Adjustments are made to these amounts and to accumulated other comprehensive earnings ("AOCE") within the Consolidated Statements of Comprehensive Earnings and Consolidated Statements of Equity as the factors that impact fair value change, including current and projected interest rates, time to maturity and required cash transfers/settlements with our counterparties. Periodic actual and estimated settlements with counterparties are recorded to interest expense as a yield adjustment to effectively fix the otherwise variable rate interest expense associated with the Term and Revolving Loans for hedge notional amounts.

A summary of the effect of derivative instruments on the Company’s Consolidated Statements of Comprehensive Earnings and recognized in AOCE for the years ended December 31, 2014, 2013 and 2012 are as follows (in millions):

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

	Amount of gain (loss) recognized in AOCE on derivatives
Derivatives in Cash Flow Hedging Relationships	2014	2013	2012
Interest rate swap contracts	$(3.5)	$0.5	$(11.0)

	Amount of gain (loss) reclassified from AOCE into income
Location of gain (loss) reclassified from AOCE into income	2014	2013	2012
Interest expense	$(6.3)	$(5.5)	$(7.7)

Approximately $0.8 million of the balance in AOCE as of December 31, 2014, is expected to be reclassified into income over the next twelve months.
Our existing cash flow hedges are highly effective and there was no impact on earnings due to hedge ineffectiveness. It is our practice to execute such instruments with credit-worthy banks at the time of execution and not to enter into derivative financial instruments for speculative purposes. As of December 31, 2014, we believe that our interest rate swap counterparties will be able to fulfill their obligations under our agreements and we believe we will have debt outstanding through the various expiration dates of the swaps such that the forecasted transactions remain probable of occurring.

(14)Income Taxes

Income tax expense (benefit) attributable to continuing operations for the years ended December 31, 2014, 2013 and 2012 consists of the following (in millions):

	2014	2013	2012
Current provision:
Federal	$248.2	$232.2	$183.1
State	32.1	27.2	38.7
Foreign	63.7	49.3	33.2
Total current provision	$344.0	$308.7	$255.0
Deferred provision (benefit):
Federal	$(3.6)	$0.2	$14.5
State	(2.3)	(1.1)	0.8
Foreign	(3.0)	1.1	(0.2)
Total deferred provision	(8.9)	0.2	15.1
Total provision for income taxes	$335.1	$308.9	$270.1

The provision for income taxes is based on pre-tax income from continuing operations, which is as follows for the years ended December 31, 2014, 2013 and 2012 (in millions):

	2014	2013	2012
United States	$789.3	$753.8	$653.2
Foreign	264.1	69.7	175.1
Total	$1,053.4	$823.5	$828.3

Total income tax expense for the years ended December 31, 2014, 2013 and 2012 is allocated as follows (in millions):

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

	2014	2013	2012
Tax expense per statements of earnings	$335.1	$308.9	$270.1
Tax expense attributable to discontinued operations	(3.9)	2.3	68.2
Unrealized (loss) gain on investments and derivatives	1.0	0.4	0.7
Unrealized (loss) gain on foreign currency translation	(4.6)	(5.8)	(0.4)
Other components of other comprehensive income	(3.1)	(0.1)	(2.0)
Total income tax expense (benefit) allocated to other comprehensive income	(6.7)	(5.5)	(1.7)
Tax benefit from exercise of stock options	(39.5)	(40.4)	(31.1)
Total income tax expense	$285.0	$265.3	$305.5

A reconciliation of the federal statutory income tax rate to the Company’s effective income tax rate for the years ended December 31, 2014, 2013 and 2012 is as follows:

	2014	2013	2012
Federal statutory income tax rate	35.0%	35.0%	35.0%
State income taxes	4.6	4.6	4.6
Federal benefit of state taxes	(1.6)	(1.6)	(1.6)
Foreign rate differential	(2.6)	(2.5)	(2.8)
Capco contingent consideration	—	5.9	—
Other	(3.6)	(3.9)	(2.6)
Effective income tax rate	31.8%	37.5%	32.6%

The significant components of deferred income tax assets and liabilities as of December 31, 2014 and 2013 consist of the following (in millions):

	2014	2013
Deferred income tax assets:
Net operating loss carryforwards	$183.2	$155.8
Employee benefit accruals	55.5	62.0
Deferred revenue	43.7	38.0
Foreign currency translation adjustment	28.9	24.4
Accruals	27.1	30.0
Foreign tax credit carryforwards	12.7	24.4
State taxes	11.8	10.6
Allowance for doubtful accounts	3.6	4.4
Interest rate swaps	0.5	1.5
Total gross deferred income tax assets	367.0	351.1
Less valuation allowance	(121.7)	(97.7)
Total deferred income tax assets	245.3	253.4
Deferred income tax liabilities:
Amortization of goodwill and intangible assets	899.5	871.6
Deferred contract costs	91.1	82.2
Depreciation	48.4	49.1
Other	7.5	6.8
Total deferred income tax liabilities	1,046.5	1,009.7
Net deferred income tax liability	$801.2	$756.3

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Deferred income taxes have been classified in the Consolidated Balance Sheets as of December 31, 2014 and 2013 as follows (in millions):

	2014	2013
Current assets	$67.4	$58.9
Noncurrent assets (included in other noncurrent assets)	9.5	10.5
Total deferred income tax assets	76.9	69.4
Current liabilities (included in accounts payable and accrued liabilities)	(3.7)	(2.1)
Noncurrent liabilities	(874.4)	(823.6)
Net deferred income tax liability	$(801.2)	$(756.3)

Management believes that based on its historical pattern of taxable income, projections of future income, tax planning strategies and other relevant evidence, the Company will produce sufficient income in the future to realize its deferred income tax assets. A valuation allowance is established for any portion of a deferred income tax asset for which management believes it is more likely than not that the Company will not be able to realize the benefits of all or a portion of that deferred income tax asset. We also receive periodic assessments from taxing authorities challenging our positions that must be taken into consideration in determining our tax accruals. Resolving these assessments, which may or may not result in additional taxes due, may require an extended period of time. Adjustments to the valuation allowance will be made if there is a change in management's assessment of the amount of deferred income tax asset that is realizable.

As of December 31, 2014 and 2013, the Company had income taxes receivable of $12.0 million and $30.0 million, respectively. These amounts are included in other receivables in the Consolidated Balance Sheets.

As of December 31, 2014 and 2013, the Company has federal, state and foreign net operating loss carryforwards resulting in deferred tax assets of $183.2 million and $155.8 million, respectively. The federal and state net operating losses result in deferred tax assets as of December 31, 2014 and 2013 of $26.1 million and $17.8 million, respectively, which expire between 2020 and 2034. The Company has a valuation allowance related to these deferred tax assets for state net operating loss carryforwards in the amounts of $8.8 million and $11.6 million as of December 31, 2014 and 2013. The Company has foreign net operating loss carryforwards resulting in deferred tax assets as of December 31, 2014 and 2013 of $157.1 million and $138.0 million, respectively. The Company has valuation allowances related to these net operating losses as of December 31, 2014 and 2013 of $112.9 million and $86.1 million, respectively. As of December 31, 2014 and 2013, the Company had foreign tax credit carryforwards of $12.7 million and $24.4 million, respectively, which expire between 2020 and 2022.

The Company participates in the IRS' Compliance Assurance Process (CAP), which is a real-time continuous audit. The IRS has completed its review for years through 2011. Currently, management believes the ultimate resolution of the IRS examinations will not result in a material adverse effect to the Company's financial position or results of operations. Substantially all material foreign income tax return matters have been concluded through 2007. Substantially all state income tax returns have been concluded through 2011.
The Company provides for United States income taxes on earnings of foreign subsidiaries unless they are considered permanently reinvested outside the United States. For those earnings considered to be permanently reinvested outside the United States, a determination of the amount of unrecognized deferred tax liability is not practicable at this time.
As of December 31, 2014 and 2013, the Company had gross unrecognized tax benefits of $18.4 million and $29.2 million of which $13.1 million and $19.3 million would favorably impact our income tax rate in the event that the unrecognized tax benefits are recognized.

The following table reconciles the gross amounts of unrecognized tax benefits at the beginning and end of the period (in millions):

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Gross Amount
Amounts of unrecognized tax benefits as of January 1, 2013	$40.4
Amount of decreases due to lapse of the applicable statute of limitations	(2.8)
Amount of decreases due to settlements	(12.7)
Increases as a result of tax positions taken in a prior period	4.3
Amount of unrecognized tax benefit as of December 31, 2013	29.2
Amount of decreases due to lapse of the applicable statute of limitations	(2.4)
Amount of decreases due to settlements	(14.1)
Increases as a result of tax positions taken in the current period	2.6
Increases as a result of tax positions taken in a prior period	3.1
Amount of unrecognized tax benefit as of December 31, 2014	$18.4

The total amount of interest expense recognized in the Consolidated Statements of Earnings for unpaid taxes is $1.8 million, $3.1 million and $3.7 million for the years ended December 31, 2014, 2013 and 2012, respectively. The total amount of interest and penalties included in the Consolidated Balance Sheets is $7.9 million and $12.4 million as of December 31, 2014 and 2013, respectively. Interest and penalties are recorded as a component of income tax expense in the Consolidated Statements of Earnings.

Due to the expiration of various statutes of limitation in the next twelve months, an estimated $2.7 million of gross unrecognized tax benefits may be recognized during that twelve month period.

(15)     Commitments and Contingencies

Litigation

In the ordinary course of business, the Company is involved in various pending and threatened litigation matters related to operations, some of which include claims for punitive or exemplary damages. The Company believes that no actions, other than the matters listed below, depart from customary litigation incidental to its business. As background to the disclosure below, please note the following:

•	These matters raise difficult and complicated factual and legal issues and are subject to many uncertainties and complexities.

•
The Company reviews all of its litigation on an on-going basis and follows the authoritative provisions for accounting for contingencies when making accrual and disclosure decisions. A liability must be accrued if (a) it is probable that a liability has been incurred and (b) the amount of loss can be reasonably estimated. If one of these criteria has not been met, disclosure is required when there is at least a reasonable possibility that a material loss may be incurred. When assessing reasonably possible and probable outcomes, the Company bases decisions on the assessment of the ultimate outcome following all appeals. Legal fees associated with defending litigation matters are expensed as incurred.

 CheckFree Corporation and CashEdge, Inc. v. Metavante Corporation and Fidelity National Information Services, Inc.

This is a patent infringement action that was filed by CheckFree Corporation and CashEdge, Inc., subsidiaries of Fiserv, Inc. (collectively, the "Plaintiffs") against Fidelity National Information Services, Inc. and our subsidiary, Metavante Corporation (collectively the “Defendants”) in the U.S. District Court for the Middle District of Florida, Jacksonville Division on January 5, 2012. The complaint seeks damages, injunctive relief and attorneys' fees for the alleged infringement of three patents. Plaintiffs allege that the Defendants infringe the patents at issue by providing customers financial and payment solutions that process payment instructions, provide electronic biller notifications, and/or process account-to-account funds transfer transactions and have requested financial damages and injunctive relief. Defendants filed their Answer and Counterclaims to Plaintiffs' complaint for patent infringement denying the claims of patent infringement and asserting defenses, including non-infringement and invalidity. Additionally, Defendants filed counterclaims asserting patent infringement of three patents and adding Fiserv, Inc. as a Counter Defendant. Defendants seek damages, injunctive relief and attorneys' fees. Plaintiffs and Counter Defendant Fiserv, Inc., filed their Answer to Defendants' counterclaims denying the claims of patent infringement and asserting defenses, including non-infringement and invalidity. In the fourth quarter of 2012, the Court granted

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Plaintiffs' Motion to Amend its First Amended Complaint to add a fourth patent and Defendants' Motion to Amend its First Amended Answer and Counterclaims. Defendants filed a Motion for Summary Judgment seeking an order invalidating all of the Plaintiffs' asserted patents. Plaintiffs filed a Motion for Summary Judgment seeking to invalidate select patent claims from one of Defendants' asserted patents.   On June 24, 2013, Defendants filed for covered business method (“CBM”) post-grant reviews of the validity of the Plaintiff's asserted patents at the US Patent and Trademark Office ("USPTO").  On June 25, 2013, Defendants filed a Motion to Stay the case pending the outcome of the CBM post-grant reviews.  The Court denied Plaintiffs' Motion for Summary Judgment. On December 23, 2013, the US Patent Office instituted Defendants’ CBM Petitions, thereby agreeing to review the validity of Plaintiff's patents. Additionally, on January 17, 2014, the Court granted Defendants’ Motion to Stay the litigation pending the outcome of the CBM review proceedings. On December 22, 2014, the Patent Trial and Appeal Board (“PTAB”) issued final written decisions on Defendants’ CBM Petition holding that all claims of each of the Plaintiffs' four patents are unpatentable. On January 6, 2015, the Court issued an Endorsed Order requesting the parties file, on or before March 31, 2015, a joint report advising how the parties intend to proceed in this matter. Unless appeals are filed and the PTAB’s decisions are reversed, Defendants will have no liability for infringement of the asserted patents.

 DataTreasury Corporation v. Fidelity National Information Services, Inc. et. al.

This patent infringement lawsuit was filed on May 28, 2013 by DataTreasury Corporation (the “Plaintiff”) against Fidelity National Information Services, Inc. (the “Company”) and multiple customer banks in the US District Court for the Eastern District of Texas, Marshall Division.  Plaintiff alleges that the Company infringes the patents at issue by making, using, selling or offering to sell systems and methods for image-based check processing. The Complaint seeks damages, injunctive relief and attorneys' fees for the alleged infringement of two patents.  On October 25, 2013, the Company filed for CBM post-grant reviews of the validity of the Plaintiff's asserted patents at the USPTO.  The Company filed a Motion to Stay the case pending the outcome of the CBM post-grant reviews. On April 29, 2014, the USPTO instituted the Company's two CBM petitions. On August 14, 2014, the Court granted the Company's Motion to Stay the litigation pending the outcome of the CBM review proceedings. The parties are waiting for the PTAB to issue final written decisions in the CBM post-grant review proceedings. An estimate of a possible loss or range of possible loss, if any, for this action cannot be made at this time.

Indemnifications and Warranties

The Company generally indemnifies its clients, subject to certain limitations and exceptions, against damages and costs resulting from claims of patent, copyright, or trademark infringement associated solely with its clients' use of the Company's software applications or services. Historically, the Company has not made any material payments under such indemnifications, but continues to monitor the conditions that are subject to the indemnifications to identify whether it is probable that a loss has occurred, and would recognize any such losses when they are estimable. In addition, the Company warrants to clients that its software operates substantially in accordance with the software specifications. Historically, no material costs have been incurred related to software warranties and no accruals for warranty costs have been made.

Leases

The Company leases certain of its property under leases which expire at various dates. Several of these agreements include escalation clauses and provide for purchases and renewal options for periods ranging from one to five years.

Future minimum operating lease payments for leases with remaining terms greater than one year for each of the years in the five years ending December 31, 2019, and thereafter, in the aggregate, are as follows (in millions):

2015	$62.3
2016	56.7
2017	45.2
2018	34.2
2019	23.9
Thereafter	44.3
Total	$266.6

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In addition, the Company has operating lease commitments relating to office equipment and computer hardware with annual lease payments of approximately $4.6 million per year that renew on a short-term basis. See Note 7 for information on the Company's capital lease obligations.

Rent expense incurred under all operating leases during the years ended December 31, 2014, 2013 and 2012, was $85.3 million, $80.0 million and $86.0 million, respectively. Included in discontinued operations in the Consolidated Statements of Earnings was rent expense of $0.6 million for the year ended December 31, 2012. There was no rent expense in discontinued operations for the years ended December 31, 2014 and 2013.

Data Processing and Maintenance Services Agreements.  The Company has agreements with various vendors, which expire between 2015 and 2023, for portions of its computer data processing operations and related functions. The Company’s estimated aggregate contractual obligation remaining under these agreements was approximately $533.7 million as of December 31, 2014. However, this amount could be more or less depending on various factors such as the inflation rate, foreign exchange rates, the introduction of significant new technologies, or changes in the Company’s data processing needs.

(16)Employee Benefit Plans

Stock Purchase Plan

FIS employees participate in an Employee Stock Purchase Plan (ESPP). Eligible employees may voluntarily purchase, at current market prices, shares of FIS’ common stock through payroll deductions. Pursuant to the ESPP, employees may contribute an amount between 3% and 15% of their base salary and certain commissions. Shares purchased are allocated to employees based upon their contributions. The Company contributes varying matching amounts as specified in the ESPP. The Company recorded expense of $26.0 million, $22.0 million and $19.9 million, respectively, for the years ended December 31, 2014, 2013 and 2012, relating to the participation of FIS employees in the ESPP.

401(k) Profit Sharing Plan

The Company’s employees are covered by a qualified 401(k) plan. Eligible employees may contribute up to 40% of their pretax annual compensation, up to the amount allowed pursuant to the Internal Revenue Code. The Company generally matches 50% of each dollar of employee contribution up to 6% of the employee’s total eligible compensation. The Company recorded expense of $35.6 million, $31.1 million and $28.2 million, respectively, for the years ended December 31, 2014, 2013 and 2012, relating to the participation of FIS employees in the 401(k) plan.

Stock Compensation Plans

In 2008, the Company adopted the FIS 2008 Omnibus Incentive Plan ("FIS Plan"). On October 1, 2009, in conjunction with the Metavante acquisition, the Company assumed certain vested and unvested options and restricted stock awards that the employees of Metavante held as of the acquisition date in the Amended and Restated Metavante 2007 Equity Incentive Plan ("MV Plan"). On May 29, 2013, the FIS Plan was amended and restated and combined with the MV Plan ("FIS Restated Plan"). The restatement authorized an additional 6.0 million shares for issuances under the plan, which was approved by stockholders in 2013.

A summary of the options granted (all of which vest over three years), outstanding and available for grant under these plans follows (in millions):

FIDELITY NATIONAL INFORMATION SERVICES, INC.
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	FIS Plan	MV Plan	FIS Restated Plan
Available for grant as of December 31, 2012	1.8	8.5	—
Granted in 2013	—	—	4.2
Outstanding as of December 31, 2013	—	—	13.5
Available for grant as of December 31, 2013	—	—	11.7
Granted in 2014	—	—	4.4
Outstanding as of December 31, 2014	—	—	15.3
Available for grant as of December 31, 2014	—	—	6.7

The Company also has fully vested options outstanding related to a previous stock incentive plan as well as options assumed in connection with merger and acquisition transactions and the transaction through which FIS became independent of FNF. As of December 31, 2014 and 2013, there were 0.1 million and 0.3 million options outstanding, respectively, related to these plans that expire over periods through 2017.

The following schedule summarizes the stock option activity for the years ended December 31, 2014, 2013 and 2012 (in millions except for per share amounts):

	Shares	Weighted Average Exercise Price
Balance, December 31, 2011	30.4	$21.78
Granted	2.0	33.97
Exercised	(16.2)	20.62
Cancelled	(0.4)	25.50
Balance, December 31, 2012	15.8	24.39
Granted	4.2	48.64
Exercised	(6.1)	22.64
Cancelled	(0.1)	31.58
Balance, December 31, 2013	13.8	32.49
Granted	4.4	58.72
Exercised	(2.7)	22.69
Cancelled	(0.1)	46.21
Balance, December 31, 2014	15.4	41.56

The intrinsic value of options exercised during the years ended December 31, 2014, 2013 and 2012 was $92.5 million, $134.9 million and $202.3 million, respectively. The Company generally issues shares from treasury stock for stock options exercised.

The following table summarizes information related to stock options outstanding and exercisable as of December 31, 2014:

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	Outstanding Options				Exercisable Options
Range of Exercise Price	Number of Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Intrinsic Value as of December 31, 2014 (a)	Number of Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Intrinsic Value as of December 31, 2014 (a)
	(In millions)			(In millions)	(In millions)			(In millions)
$ 0.00 - $22.55	1.7	1.83	$20.05	$69.9	1.7	1.83	$20.05	$69.9
$22.56 - $25.76	1.7	3.82	25.66	61.9	1.7	3.82	25.66	61.9
$25.77 - $27.40	2.0	2.81	27.10	69.2	2.0	2.81	27.10	69.2
$27.41 - $34.33	1.6	4.58	33.50	45.1	1.0	4.46	33.27	29.3
$34.34 - $48.75	4.1	5.83	48.66	55.6	0.0	5.14	39.54	0.6
$48.76 - $64.04	4.3	6.86	58.72	15.1	—	N/A	—	—
$ 0.00 - $64.04	15.4	4.95	$41.56	$316.8	6.4	3.10	$25.91	$230.9
_________________________

(a)	Intrinsic value is based on a closing stock price as of December 31, 2014 of $62.20.

The weighted average fair value of options granted during the years ended December 31, 2014, 2013 and 2012 was estimated to be $9.15, $7.85 and $8.08, respectively, using the Black-Scholes option pricing model with the assumptions below:

	2014	2013	2012
Risk free interest rate	1.4%	1.0%	0.6%
Volatility	21.2%	23.3%	35.8%
Dividend yield	1.6%	1.8%	2.4%
Weighted average expected life (years)	4.2	4.2	4.3

The Company estimates future forfeitures at the time of grant and revises those estimates in subsequent periods if actual forfeitures differ from those estimates.  The Company bases the risk-free interest rate that is used in the stock option valuation model on U.S. Treasury securities issued with maturities similar to the expected term of the options.  The expected stock volatility factor is determined using historical daily price changes of the Company's common stock over the most recent period commensurate with the expected term of the option and the impact of any expected trends.  The dividend yield assumption is based on the current dividend yield at the grant date or management's forecasted expectations. The expected life assumption is determined by calculating the average term from the Company's historical stock option activity and considering the impact of expected future trends.

The Company granted a total of 0.8 million restricted stock shares at prices ranging from $52.85 to $64.04 on various dates in 2014. The Company granted a total of 0.8 million restricted stock shares at prices ranging from $36.49 to $52.19 on various dates in 2013. The Company granted a total of 1.3 million restricted stock shares at prices ranging from $30.70 to $34.89 on various dates in 2012. These shares were granted at the closing market price on the date of grant and vest annually over three years. As of December 31, 2014 and 2013, we have approximately 1.8 million and 2.3 million unvested restricted shares remaining.

The Company has provided for total stock compensation expense of $57.4 million, $57.4 million and $86.6 million for the years ended December 31, 2014, 2013 and 2012, respectively, which is included in selling, general, and administrative expense in the Consolidated Statements of Earnings, unless the expense is attributable to a discontinued operation. Of the total stock compensation expense, $1.7 million, $4.0 million and $2.8 million for 2014, 2013 and 2012, respectively, relates to liability based awards that will not be credited to additional paid in capital until issued.

As of December 31, 2014 and 2013, the total unrecognized compensation cost related to non-vested stock awards is $131.1 million and $108.0 million, respectively, which is expected to be recognized in pre-tax income over a weighted average period of 1.7 years and 1.7 years, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

German Pension Plans

Our German operations have unfunded, defined benefit plan obligations. These obligations relate to benefits to be paid to German employees upon retirement. The accumulated benefit obligation as of December 31, 2014 and 2013, was $50.6 million and $44.9 million, respectively, and the projected benefit obligation was $51.6 million and $45.9 million, respectively. The plan remains unfunded as of December 31, 2014.

(17)Concentration of Risk

The Company generates a significant amount of revenues from large clients, however, no individual client accounted for 10% or more of total revenue in the years ended December 31, 2014, 2013 and 2012.

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents and trade receivables.

The Company places its cash equivalents with high credit-quality financial institutions and, by policy, limits the amount of credit exposure with any one financial institution.

Concentrations of credit risk with respect to trade receivables are limited because a large number of geographically diverse clients make up the Company’s client base, thus spreading the trade receivables credit risk. The Company controls credit risk through monitoring procedures.

(18)     Segment Information

In March 2015, the Company finalized a reorganization and is streamlining its global operations in response to market conditions and to meet the demand of specific client needs more efficiently. As a result of these changes, information that the Company’s chief operating decision maker (“CODM”) regularly reviews for purposes of allocating resources and assessing performance has changed. Beginning in the first quarter of 2015, the Company began reporting its financial performance based on the three reportable segments described below.

The Company recast the summarized financial information shown in the following tables to conform to the way it internally manages and monitors segment performance beginning January 1, 2015.

As of and for the year ended December 31, 2014 (in millions):

	IFS	GFS	Corporate and Other	Total
Processing and services revenues	$3,858.8	$2,557.3	$(2.3)	$6,413.8
Operating expenses	2,544.0	2,170.4	428.8	5,143.2
Operating income	$1,314.8	$386.9	$(431.1)	1,270.6
Other income (expense) unallocated				(217.2)
Income from continuing operations				$1,053.4
Depreciation and amortization	$216.3	$158.8	$251.2	$626.3
Capital expenditures (1)	$198.7	$189.7	$8.9	$397.3
Total assets	$9,049.2	$4,135.8	$1,327.5	$14,512.5
Goodwill	$6,785.8	$2,091.8	$—	$8,877.6
(1) Capital expenditures include $26.1 million of capital leases.

As of and for the year ended December 31, 2013 (in millions):

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	IFS	GFS	Corporate and Other	Total
Processing and services revenues	$3,712.0	$2,353.9	$(2.5)	$6,063.4
Operating expenses	2,424.4	2,003.9	572.2	5,000.5
Operating income	$1,287.6	$350.0	$(574.7)	1,062.9
Other income (expense) unallocated				(239.4)
Income from continuing operations				$823.5
Depreciation and amortization	$199.9	$151.0	$263.7	$614.6
Capital expenditures (1)	$198.0	$144.6	$10.5	$353.1
Total assets	$8,776.1	$3,783.2	$1,399.2	$13,958.5
Goodwill	$6,711.6	$1,788.4	$—	$8,500.0
(1) Capital expenditures include $16.9 million of capital leases.

As of and for the year ended December 31, 2012 (in millions):

	IFS	GFS	Corporate and Other	Total
Processing and services revenues	$3,554.0	$2,241.6	$0.2	$5,795.8
Operating expenses	2,342.0	1,924.4	453.1	4,719.5
Operating income	$1,212.0	$317.2	$(452.9)	1,076.3
Other income (expense) unallocated				(248.0)
Income from continuing operations				$828.3
Depreciation and amortization (1)	$202.6	$157.5	$262.7	$622.8
Capital expenditures	$170.5	$116.8	$10.1	$297.4
Total assets	$8,411.2	$3,579.4	$1,550.2	$13,540.8
Goodwill	$6,596.0	$1,785.5	$—	$8,381.5
(1) Depreciation and amortization excludes $10.0 million of discontinued operations from our Healthcare Benefit Solutions Business.

Total assets as of December 31, 2014, 2013 and 2012 exclude $8.0 million, $1.7 million and $3.7 million, respectively related to discontinued operations.

Integrated Financial Solutions

The IFS segment is focused on serving the North American regional and community bank market for transaction and account processing, payment solutions, channel solutions, digital channels, risk and compliance solutions, and services, capitalizing on the continuing trend to outsource these solutions. IFS’ primary software applications function as the underlying infrastructure of a financial institution's processing environment. These applications include core bank processing software, which banks use to maintain the primary records of their customer accounts, and complementary applications and services that interact directly with the core processing applications. Clients in this segment include regional and community banks, credit unions, commercial lenders, independent community and savings institutions as well as government institutions, merchants and other commercial organizations. This market is primarily served through integrated solutions delivered from leveraged platforms and characterized by multi-year processing contracts that generate highly recurring revenues.

Global Financial Solutions

The GFS segment is focused on serving the largest financial institutions around the globe with banking and payments solutions, consulting and transformation services. GFS clients include the largest global financial institutions, including those headquartered in the United States, as well as all international financial institutions we serve as clients in more than 100 countries around the world. These institutions face unique business and regulatory challenges and account for the majority of financial institution information technology spend globally. The purchasing patterns of GFS clients vary from those of IFS clients who typically purchase solutions on an outsourced basis. GFS clients purchase our solutions and services in various

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

ways including licensing and managing technology “in-house”, using consulting and third party services providers as well as fully outsourced end-to-end solutions. We have long established relationships with many of these financial institutions that generate significant recurring revenue and reoccurring service revenue. This segment also includes the Company's consolidated Brazilian Venture (Note 5). Clients in Brazil, Germany and the United Kingdom accounted for the majority of the revenues from non-U.S. based clients for all periods presented. Included in this segment are long-term assets, excluding goodwill and other intangible assets, located outside of the United States totaling $379.3 million, $358.7 million and $371.6 million as of December 31, 2014, 2013 and 2012, respectively. These assets are predominantly located in Brazil, India, Germany and the United Kingdom.

Corporate and Other

The Corporate and Other segment consists of the corporate overhead and costs of leveraged functions that are not allocated to operating segments. These costs relate to marketing, corporate finance and accounting, human resources, legal, and amortization of acquisition-related intangibles and other costs that are not considered when management evaluates revenue generating segment performance, such as acquisition integration and severance costs. The composition of our Corporate and Other segment has changed with the new segment presentation in 2015. Specifically, costs such as sales, finance, human resources, risk and information security and other administrative support functions that are directly attributable to IFS or GFS are recorded to those reportable segments.

During 2014, the Company recorded transaction and other costs, including integration activity, related to recent acquisitions and other severance costs of $21.5 million. Additional charges of $129.1 million were recorded in 2013 related to the Capco contingent consideration adjustments discussed in Note 6. During 2012, the Company recorded compensation charges of $43.2 million in payments and accelerated vesting of certain stock option and restricted stock grants triggered by changes in responsibility or separation from the Company of certain executives. These charges are included in selling, general and administrative expenses in the Consolidated Statements of Earnings and the Corporate and Other segment.

(19)     Other Equity Programs and Stock Rights

Stock Purchase Rights

WPM, L.P., a Delaware limited partnership affiliated with Warburg Pincus Private Equity IX, L.P. (collectively “Warburg Pincus”) held a stock purchase right for FIS shares that originated from its initial investment in our subsidiary, Metavante. During the year ended December 31, 2012, 0.2 million shares were issued relative to this purchase right. On March 6, 2013, Warburg Pincus sold 19.3 million shares of FIS common stock in a secondary public offering, constituting substantially all its remaining ownership position, other than shares it was still entitled to buy under the purchase right agreement. As of May 23, 2013, in exchange for a cash payment of $4.9 million by FIS to Warburg Pincus, the parties terminated the stock purchase right agreement and the Warburg shareholders agreement, thereby eliminating any further rights and obligations with respect thereto. The cash payment was calculated as the value, on a net settlement exercise basis, of the purchase rights remaining under the agreement on the termination date. This payment was recorded as a reduction to additional paid in capital.

Share Repurchase Program

Our Board of Directors has approved a series of plans authorizing repurchases of our common stock in the open market at prevailing market prices or in privately negotiated transactions, the most current of which on January 29, 2014, authorized repurchases of up to $2.0 billion through December 31, 2017. Approximately $1,524.5 million of plan capacity remained available for repurchases as of December 31, 2014.

The table below summarizes annual share repurchase activity under these plans (in millions, except per share amounts):

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

			Total cost of shares
			purchased as part of
	Total number of	Average price	publicly announced
Year ended	shares purchased	paid per share	plans or programs
December 31, 2014	8.7	$54.89	$475.5
December 31, 2013	10.7	$44.58	$475.9
December 31, 2012 *	14.0	$32.24	$451.4
December 31, 2011	15.0	$26.61	$399.2
December 31, 2010	1.4	$22.97	$32.2
* Includes the repurchase of 5.7 million shares from WPM, L.P. for $200.0 million, or $35.03 per share, in December 2012.